As filed with the Securities and Exchange Commission on September 11, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EMPRESAS ICA, S.A.B. de C.V.
(Exact name of Registrant as specified in its charter)
THE ICA CORPORATION
(Translation of Registrant’s name into English)

United Mexican States (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Mineria No. 145
Edificio Central
11800 Mexico City
Mexico
Telephone: (5255) 5272-9991
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
Telephone: (212) 894-8940
(Name, address and telephone number of agent for service)

Copies to:

Jorge U. Juantorena, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Each Class of	to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Unit	Price	Registration Fee
Ordinary Shares of Empresas ICA, S.A.B. de C.V., without par value, to be offered and sold in the form of
(i) Ordinary Participation Certificates (Certificados de Participacion Ordinaria), or CPOs, each representing a financial interest in one Ordinary Share, or (ii) American Depositary Shares, or ADSs, each representing four CPOs.(3)(4)	Indeterminate(2)

(1)	Includes shares that the underwriters may purchase to cover over-allotments, if any, and shares that are to be offered outside the United States but that may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.

(2)	The registrant is registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee relating to the registration of securities hereby.

(3)	A separate registration statement on Form F-6 (Registration No. 333-145575) has been filed with respect to the American Depositary Shares, or ADSs, each representing the right to receive four CPOs.

(4)	Includes shares to be offered by the registrant or any shareholder.

PROSPECTUS

Empresas ICA, S.A.B. de C.V.
Ordinary Shares
in the form of
Ordinary Participation Certificates
and American Depositary Shares

We may from time to time offer our Ordinary Shares, in the form of (1) Ordinary Participation Certificates, or CPOs, each representing a financial interest in one of our Ordinary Shares, or (2) American Depositary Shares, or ADSs, each representing four CPOs, evidenced by American Depositary Receipts, or ADRs.

This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Our ADSs are currently listed on the New York Stock Exchange under the symbol “ICA.” Our Ordinary Shares are currently listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores) under the symbol “ICA.” On September 10, 2007, the last reported sale price of our Ordinary Shares on the Mexican Stock Exchange was Ps.63.07 per share, and the last reported sale price of our ADSs on the New York Stock Exchange was U.S.$22.47 per ADS.

Investing in the securities described herein involves risks. See “Risk Factors” beginning on page 9 of our annual report on Form 20-F/A for the year ended December 31, 2006, incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Ordinary Shares, the CPOs or the ADSs or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

The date of this prospectus is September 11, 2007.

We have not authorized any dealer, salesperson or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You should not rely on any unauthorized information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or buy any securities in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, Empresas ICA, S.A.B. de C.V. may from time to time offer Ordinary Shares in the form of (i) Ordinary Participation Certificates, or CPOs, each representing a financial interest in one of our Ordinary Shares, or (ii) American Depositary Shares, or ADSs, each representing four CPOs, evidenced by American Depositary Receipts, or ADRs.

As used in this prospectus, “Empresas ICA,” “ICA”, “we,” “our,” “us” and the “company” refer to Empresas ICA, S.A.B. de C.V. and its consolidated subsidiaries, “securities” refers to the Ordinary Shares, CPOs and ADSs registered hereby and “registration statement” refers to the SEC registration statement of which this prospectus is a part, unless the context otherwise requires or unless otherwise specified.

References in this prospectus to “U.S.$” and “dollars” are to U.S. dollars, and, unless otherwise indicated, references to “Ps.” and “pesos” are to Mexican pesos.

References in this prospectus to “UDI” are to Unidades de Inversion, a Mexican peso currency equivalent indexed for Mexican inflation. UDIs are units of account whose value in pesos is indexed to inflation on a daily basis, as measured by the change in the Mexican National Consumer Price Index, or NCPI.

This prospectus provides only a general description of the securities that we may offer. Each time we offer securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add to, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

ENFORCEABILITY OF CIVIL LIABILITIES

Empresas ICA is a corporation (sociedad anonima bursatil de capital variable) organized under the laws of the United Mexican States, or Mexico, with our principal place of business (domicilio social) in Mexico City. In addition, all of our directors and officers, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of White & Case, S.C., our Mexican counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement, including exhibits, that we have filed with the SEC on Form F-3 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Some of such information, including our annual report on Form 20-F/A for the year ended December 31, 2006, is incorporated by reference herein as described under “Incorporation of Certain Documents by Reference.” You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with, or furnish to, it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus (including any supplement thereto), and certain later information that we file with, or furnish to, the SEC will automatically update and supersede earlier information filed with, or furnished to, the SEC or included in this prospectus. We incorporate by reference into this prospectus the following documents:

•	our amended annual report on Form 20-F/A for the year ended December 31, 2006, filed with the SEC on September 10, 2007 (SEC File No. 1-11080);

•	our report on Form 6-K, furnished to the SEC on September 7, 2007 (SEC File No. 1-11080);

•	our report on Form 6-K, furnished to the SEC on September 11, 2007 (SEC File No. 1-11080);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus (including any supplement hereto); and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing us at Mineria No. 145, Edificio Central, 11800, Mexico City, Mexico, or by telephoning us at (52-55) 5272-9991.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement or any document incorporated by reference herein contains or may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are based on our expectations and projections about future events when made and it is possible that actual events may differ materially from our expectations and projections. In many cases, we include, together with forward-looking statements themselves, discussion of factors that may cause actual events to differ from our forward-looking statements. Examples of forward-looking statements include the following:

•	projections of operating revenues, net income (loss), net income (loss) per share, capital expenditures, dividends, cash flow, capital structure or other financial items or ratios;

•	statements of our plans, objectives, expectations or goals, including those related to anticipated trends, the performance of a particular project, competition and regulation;

•	statements about our future economic performance or that of Mexico or other countries in which we operate; and

•	statements of assumptions underlying such statements.

Words such as “believe,” “could,” “may,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “potential,” “predict,” “forecast,” “guideline,” “should” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors could include cancellations of significant construction projects included in our backlog, material changes in the performance or terms of our concessions, additional costs incurred in projects under construction, changes in the expected profitability of projects, developments in legal proceedings, limitations on our access to sources of financing on competitive terms, changes to our liquidity, economic and political conditions and government policies in Mexico or elsewhere, inflation rates, exchange rates, regulatory developments, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

Information regarding important factors that could cause actual events to differ, perhaps materially, from our forward-looking statements is contained under “Forward-Looking Statements” in our most recent annual report on Form 20-F/A, which is incorporated in this prospectus and any prospectus supplement by reference, and may also be contained in more recent reports on Form 6-K incorporated in this prospectus and any prospectus supplement by reference. See “Where You Can Find More Information” for information about how to obtain copies of these documents.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

OUR COMPANY

Empresas ICA, S.A.B. de C.V. is Mexico’s largest engineering, procurement and construction company in Mexico based on our relative share of the total revenues of the formal construction sector in Mexico, and is the largest provider in Mexico of construction services to both public and private-sector clients. We are engaged in a full range of construction and related activities, involving the construction of infrastructure facilities, as well as industrial, urban and housing construction. In addition, we are engaged in the development and marketing of real estate, the construction, maintenance and operation of airports, highways, bridges and tunnels and in the management and operation of water supply systems and solid waste disposal systems under concessions granted by governmental authorities.

Since 1947, we have greatly expanded and diversified our construction and related businesses. In the past, our business strategy had been to strengthen and expand our core construction business, while diversifying our sources of revenue. In particular, the Mexican economic crisis triggered by the peso devaluation in 1994 led us to seek new growth opportunities in related businesses in Mexico and in construction businesses outside of Mexico, notably Latin America. In recent years, however, we redefined our business focus to emphasize our construction business in Mexico, which in 2005 and 2006 accounted for approximately 92% and 83%, respectively, of our revenues. As a result, we started our non-core divestment program, under which we have sold non-core assets, and used the proceeds from such sales to pay corporate debt. We concluded our non-core divestment program in 2006. In 2005 and 2006, we expanded into the business of airport operation through the acquisition of a controlling interest in Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., or GACN, which operates 13 airports in northern Mexico, including the Monterrey International Airport. In January 2007, we purchased shares of the environmental services company Proactiva Medio Ambiente Mexico, S.A. de C.V., or PMA Mexico, bringing our total shareholding of PMA Mexico to 49%. PMA Mexico operates municipal potable water treatment and supply, sewage, wastewater treatment, sanitary landfills, solid waste management and hazardous waste managements systems through service contracts and concessions.

Our operations are divided into four segments:

•	Construction,

•	Infrastructure (formerly Infrastructure Operations),

•	Housing Development, and

•	Corporate and Other.

Our principal executive offices are located at Mineria 145, Edificio Central, 11800 Mexico City, Mexico, and our telephone number is (52-55) 5272-9991.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we intend to use the net proceeds from the offerings hereunder for general corporate purposes, including funding working capital, capital expenditures and equity investments in construction-related and infrastructure projects, possible acquisitions and, subject to market conditions, the repayment of debt.

DESCRIPTION OF THE ORDINARY SHARES

The following description of our Ordinary Shares is a summary of the material terms of our bylaws and applicable Mexican law in effect as of the date of this prospectus regarding our Ordinary Shares and the holders thereof. It does not, however, describe every aspect of our Ordinary Shares, our bylaws or Mexican law and may not contain all of the information that is important to you. References to provisions of our bylaws are qualified in their entirety by reference to the full bylaws in Spanish, an English translation of which has been filed as an exhibit to our annual report on Form 20-F/A incorporated by reference to this prospectus.

General

The Mexican Securities Market Law enacted by Mexico’s Federal Congress on December 30, 2005 altered the legal regime applicable to public companies in Mexico. In order to comply with the new law, our shareholders approved the amendment of our by-laws at an extraordinary shareholders’ meeting on September 12, 2006. The following summarizes the terms of, and the rights and privileges appurtenant to, our Ordinary Shares.

Our Ordinary Shares are our only class of common stock. They have no par value. Under Mexican corporate law, we are a variable capital corporation (sociedad anonima bursatil de capital variable). Each of our fixed and variable capital accounts are comprised of Ordinary Shares. As of June 30, 2007, our capital stock consisted of 407,750,737 issued and outstanding Ordinary Shares, of which 34,390,991 shares represented our fixed capital account.

Voting Rights

Each Ordinary Share entitles the holder thereof to one vote at any shareholders’ meeting of the company. However, since our bylaws prohibit direct ownership of our Ordinary Shares by foreign investors, only Mexican nationals are entitled to hold our Ordinary Shares.

Shareholders’ Meetings

General shareholders’ meetings may be ordinary meetings or extraordinary meetings. Extraordinary general meetings are those called to consider certain matters specified in Article 182 of the Mexican Companies Law, including, principally, amendments of the bylaws, liquidation, merger, spin-off, change in nationality and transformation from one type of company to another. General meetings called to consider all other matters are ordinary meetings.

An ordinary general meeting must be held during the four months following the end of each fiscal year to consider the approval of the report of our board of directors regarding our performance and our financial statements and that of certain of our subsidiaries for the preceding fiscal year, to elect directors and to determine the allocation of the profits of the preceding year. At such ordinary general meeting, any shareholder or group of shareholders representing 10% or more of the outstanding shares has the right to appoint one director. The number of directors is established by the shareholders at each annual ordinary general meeting.

The quorum for ordinary general meetings is 50% of the outstanding shares and action may be taken by a majority of the shares present. If a quorum is not present, a subsequent meeting may be called at which action may be taken by holders of a majority of the shares present regardless of the percentage of outstanding shares represented at such meeting. The quorum for extraordinary general meetings is 75% of the outstanding shares, but if a quorum is not present a subsequent meeting may be called. The quorum for each subsequent meeting is 50% of the outstanding shares. Action at any extraordinary general meeting may only be taken by holders of at least 50% of the outstanding shares provided, however, that a quorum of 85% and approval of at least 80% of the outstanding shares, will be required to approve the following (1) mergers, other than mergers with subsidiaries; and (2) amendment or deletion of the provision in the bylaws that regulate share ownership of the company, shareholders’ meetings and the board of directors.

Shareholders’ meetings may be called by the chairman of our board of directors, the chairman of the audit committee or the chairman of the corporate practices committee and must be called by any such chairman upon the written request of holders of at least 10% of our outstanding share capital. In addition, any such chairman shall call a shareholders’ meeting at the written request of any shareholder if no shareholders’ meeting has been held for two consecutive years or if the shareholders’ meetings held during such period have not considered the preceding year’s board of director’s report or our financial statements or have not resulted in the election of directors and determination of their compensation. Notice of meetings must be published in a major newspaper in Mexico City. Meetings must be held in Mexico City. A shareholder may be represented at a shareholders’ meeting by a proxy.

Holders of 20% of our outstanding shares may oppose any resolution adopted at a shareholders’ meeting and file a petition for a court order to suspend the resolution temporarily within 15 days following the adjournment of the meeting at which the action was taken, provided that the challenged resolution violates Mexican law or our bylaws and the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution. In order to obtain such a court order, the opposing shareholder must deliver a bond to the court in order to secure payment of any damages that we may suffer as a result of suspending the resolution in the event that the court ultimately rules against the opposing shareholder. Shareholders representing at least 10% of the shares present at a shareholders’ meeting may request to postpone a vote on a specific matter on which they consider themselves to be insufficiency informed.

Dividend Rights

At the annual ordinary general shareholders’ meeting, our board of directors submits to the shareholders for their approval our financial statements and of certain of our subsidiaries. Five percent of our net earnings must be allocated to a legal reserve fund, until such fund reaches an amount equal to at least 20% of our share capital. Additional amounts may be allocated to other reserve funds as the shareholders determine. The remaining balance, if any, of net earnings may be distributed as dividends on the shares. Cash dividends on the shares will be paid against surrender to us of the relevant dividend coupon registered in the name of the holder thereof. For information concerning the dividend rights of the holders of CPOs and ADSs, see “Description of the CPOs” and “Description of the ADSs,” respectively, herein.

Changes in Share Capital and Preemptive Rights

The fixed portion of our capital stock may only be increased or decreased by resolution of an extraordinary general meeting, whereas the variable portion of our capital stock may be increased or decreased by resolution of an ordinary general meeting.

In the event of a capital increase, the holders of Ordinary Shares in an extraordinary general shareholders’ meeting may decide to increase our share capital with or without pre-emptive rights. If pre-emptive rights are granted, each holder of existing shares will have a preferential right to subscribe for a sufficient number of new shares to maintain the holder’s existing proportionate holding of shares. Pre-emptive rights must be exercised within 15 days after publication of a notice of the capital increase in the Official Gazette of the Federation (Diario Oficial de la Federacion) or they will lapse. Pre-emptive rights may not be waived in advance by a shareholder except in limited instances, and cannot be represented by an instrument that is negotiable separately from the corresponding share. Shares issued by us in connection with an increase in our variable capital, with respect to which pre-emptive rights have not been exercised, may be sold by us on terms previously approved by the shareholders’ meeting or the board of directors, but in no event below the price at which they had been offered to shareholders.

Holders of CPOs or ADSs that are U.S. persons or are located in the United States may be restricted in their ability to participate in the exercise of such pre-emptive rights. See “Key Information — Risk Factors — Risks Related to our Securities and our Major Shareholders — You may not be entitled to participate in future preemptive rights offerings” in our annual report on Form 20-F/A.

Shares issued under Article 53 of the Mexican Securities Market Law (which are those held in treasury to be delivered upon their subscription) may be offered for subscription and payment by the board of directors without preemptive rights being applicable, provided that the issuance is made to effect a public offering in accordance with the Mexican Securities Market Law.

Limitations on Share Ownership

Our bylaws prohibit direct ownership of the shares by foreign investors. Any acquisition of shares in violation of such provision would be null and void under Mexican law and such shares would be canceled and our share capital accordingly reduced. Non-Mexican nationals may, however, hold financial interests in shares through the CPOs, which are non-voting securities, issued under the CPO trust as described under “Description of the CPOs.”

Pursuant to our amended bylaws, significant acquisitions of shares of our capital stock and changes of control require prior approval of our board of directors. Shareholders deemed to have “control” are those that own a majority of our Ordinary Shares, have the ability to control our shareholders’ meetings or have the ability to appoint a majority of the members of our board of directors. Our board of directors must authorize in advance any transfer of voting shares of our capital stock that would result in any person or group becoming in one or more transactions a direct or indirect holder of 5% or more of our shares. Any acquisition of shares of our capital stock representing more than 15% of our capital stock by a person or group of persons requires the purchaser to make a public offer for the greater of:

•	the percentage of shares sought, or

•	10 percent of the total shares.

If the tender offer is oversubscribed, shares sold will be allocated on a pro rata basis among the selling shareholders. If the authorized purchase of shares is for the intent of acquiring control of us, the purchaser must make an offer to purchase 100 percent of the shares.

The public offer to purchase must be made at the same price for all shares. The offer price is required to be highest of:

•	the book value of the shares,

•	the highest closing price of the shares on the Mexican Stock Exchange during the 365 days preceding the date of the authorization, or

•	the highest price paid at any time by the person or persons intending to purchase the shares.

Notwithstanding the foregoing, the board of directors may authorize that the public offer be made at a different price, which may be based on the prior approval of the audit committee and an independent valuation.

These provisions shall not apply in cases of transfer of shares as a result of death, the repurchase or amortization of shares, the subscription of shares in exercise of preferential rights, or transfers by us and our subsidiaries, or by a person or entity that maintains effective control of us.

Delisting

In the event that we, through a 95% affirmative vote at an extraordinary general shareholders’ meeting, decide to request the cancellation of the registration of our shares with the National Registry of Securities (Registro Nacional de Valores) or the CNBV orders this deregistration, we will be required to make a tender offer to purchase the shares held by minority shareholders prior to such cancellation. The price of the offer to purchase will generally be the higher of:

•	the average trading price on the Mexican Stock Exchange during the last 30 days on which the shares were quoted prior to the date on which the tender offer is made; and

•	the book value of the shares as reflected in the latest quarterly financial information filed with the CNBV and the Mexican Stock Exchange.

In accordance with the applicable regulations, in the event that we are unable to purchase all of our outstanding shares pursuant to a tender offer, they must form a trust and contribute to it the amount required to secure payment of the purchase price offered pursuant to the tender offer to all of our shareholders that did not sell their shares pursuant to the tender offer. The trust may not exist for a period longer than six months.

We are not required to make a tender offer if the deregistration is approved by 95% of our shareholders and the aggregate consideration payable for publicly-traded shares does not exceed UDI 300,000. Nevertheless, the trust mechanism described in the previous paragraph still must be implemented.

During the tender offer, our board of directors must make a determination with respect to the fairness of the terms of the offer, taking into account the rights of our minority shareholders, and disclose its opinion, which must refer to the justifications for the offer price. If the board of directors is precluded from making this determination as a result of a conflict of interest, the board’s resolution must be based on a fairness opinion issued by an expert selected by the audit committee.

Certain Minority Rights

Mexican law includes a number of minority shareholder protections. These minority protections include provisions that permit:

•	holders of at least 10% of our outstanding share capital entitled to vote (including in a limited or restricted manner) to call a shareholders’ meeting;

•	holders of at least 5% of our outstanding share capital (represented by shares or CPOs) to bring an action for civil liabilities against our directors, members of our audit committee and secretary of our board of directors, if

•	the claim covers all of the damage alleged to have been caused to the company and not merely the damage suffered by the plaintiff, and

•	any recovery is for the company’s benefit and not the benefit of the plaintiffs;

•	holders of at least 10% of our shares who are entitled to vote (including in a limited or restricted manner) at any shareholders’ meeting to request that resolutions, with respect to any matter on which were not sufficiently informed, be postponed;

•	holders of at least 20% of our outstanding share capital to contest any shareholder resolution, subject to certain requirements under Mexican law; and

•	holders of at least 10% of our outstanding share capital to appoint one member of company’s board of directors.

Conflicts of Interest

A shareholder that votes on a business transaction in which the shareholder’s interest conflicts with our interest may be liable for damages, but only if the transaction would not have been approved without the vote of such shareholder. In addition, any director who has a conflict of interest with us relating to a proposed transaction must disclose the conflict to our board of directors and must refrain from voting on the transaction or may be liable for damages.

Appraisal Rights

Whenever a shareholders’ meeting approves a change of corporate purpose, change of nationality or restructuring from one type of corporate form to another, any shareholder who has voted against such change or restructuring has the right to withdraw and receive an amount equal to the book value of its shares (in accordance with the latest balance sheet approved by the annual ordinary general meeting), provided such shareholder exercises its right to withdraw during the 15 day period following the meeting at which such change or restructuring was approved. Because the CPO trustee is required to vote the shares held in the CPO trust in the same manner as the holders of a majority of the shares that are not held in the CPO trust and that are voted at the relevant meeting, appraisal rights will not be available to holder of CPOs.

Purchases by the Company of its Shares

We may purchase shares at the then prevailing market prices on the Mexican Stock Exchange pursuant to a decision of our ordinary general shareholders’ meeting. Any such repurchase must be approved by our board of directors, and must be paid for using shareholders’ equity. If, however, the repurchased shares will be converted into treasury shares, we may allocate our capital toward such repurchases. The corporate rights corresponding to such repurchased shares may not be exercised during the period in which such shares are owned by us, and such shares will not be deemed to be outstanding for purposes of calculating any quorum or vote at a shareholders’ meeting during such period. The repurchased shares (including any received as dividends) must be resold on the Mexican Stock Exchange.

Companies or other entities controlled by us may not purchase, directly or indirectly, shares of companies or entities that are shareholders of the company.

Registration and Transfer

Our Ordinary Shares are evidenced by share certificates in registered form with registered dividend coupons attached. Our shareholders may hold their shares in the form of physical certificates or through institutions that have certificates deposited with S.D. Indeval, Institucion para el Deposito de Valores, S.A. de C.V., or Indeval, the Mexican central securities depository that acts as a clearing house, depository, custodian and settlement, transfer and registration institution for Mexican securities. Accounts may be maintained at Indeval by brokers, banks and other entities approved by the Mexican securities authority. We maintain a stock registry, and, in accordance with Mexican law, only those holders listed in the stock registry and those holding certificates issued by Indeval indicating ownership are recognized as our shareholders.

DESCRIPTION OF THE CPOs

The following is a description of certain provisions of (1) the CPO trust agreement, (2) the CPO deed, dated April 2, 1992 and amended December 10, 1993 and May 31, 2004, which deed evidences the issuance of CPOs by the CPO trustee pursuant to the CPO trust agreement and is registered with the Public Registry of Commerce (Registro Publico de Comercio) and (3) the Mexican Law of Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Credito). This description does not purport to be complete and is qualified in its entirety by reference to the CPO trust agreement, the CPO deed and the provisions of Mexican law referred to herein.

General

The CPO trust agreement established a master trust that, among other things, enables non-Mexican investors to acquire CPOs representing financial interests in our Ordinary Shares, which may be acquired directly only by Mexican investors. CPOs, which are negotiable instruments under Mexican law, are issued by the CPO trustee pursuant to the terms of the CPO trust agreement and the CPO deed. Each CPO represents a financial interest in, but gives no voting rights in respect of, one of our Ordinary Shares held in the CPO trust. Currently, the maximum number of CPOs that can be issued pursuant to the CPO deed is 310,937,144. As of June 30, 2007, 230,434,054 Ordinary Shares were held in the form of CPOs. Holders of CPOs are not entitled to exercise any voting rights with respect to the Ordinary Shares held in the CPO trust. These rights are exercisable by the CPO trustee pursuant to the terms of the CPO trust agreement, which requires the CPO trustee to vote in the same manner as the holders of a majority of the Ordinary Shares not held in the CPO trust.

The CPOs were originally issued under a master trust with Nacional Financiera S.N.C., or NAFIN, as trustee, on November 24, 1989. This trust agreement was later replaced by the current CPO trust agreement, under which Banco Nacional de Mexico, S.A. Integrante del Grupo Financiero Banamex acts as the CPO trustee.

Deposit and Withdrawal of Ordinary Shares

Holders of our Ordinary Shares may transfer our Ordinary Shares to the CPO trustee’s account at S.D. Indeval, in exchange for CPOs to be delivered by the CPO trustee under the CPO trust agreement. All such Ordinary Shares contributed to the CPO trust will be held in trust by the CPO trustee in accordance with the terms and conditions of the CPO trust agreement. Such Ordinary Shares will be registered by Indeval in the name of the CPO trustee. The CPO trustee (through Indeval) will be, for our purposes, the holder of such Ordinary Shares. Transfer of ownership of Ordinary Shares underlying CPOs will be effected through the records maintained by Indeval and institutions that maintain accounts with Indeval. The CPO trustee will be entitled to receive physical certificates evidencing such Ordinary Shares.

The CPO trustee will issue CPOs in respect of Ordinary Shares transferred as described above. The CPOs will be evidenced by a single certificate, or global CPO, which will be issued to and deposited with Indeval, acting as depositary. Ownership of CPOs deposited with Indeval will be shown on, and transfer of the ownership of such CPOs will be effected through records maintained by Indeval and institutions that maintain accounts with Indeval. Holders of CPOs are not entitled to receive physical certificates evidencing such CPOs but may request certifications issued by Indeval and the relevant Indeval participants indicating ownership of CPOs. Non-Mexican holders of CPOs are not entitled to withdraw the Ordinary Shares represented by CPOs that are held in the CPO trust.

Holders of CPOs may sell their CPOs (1) to a non-Mexican investor, in which event the non-Mexican investor would receive such CPOs, or (2) to a Mexican investor, in which event the Mexican investor may receive such CPOs or may receive the Ordinary Shares underlying such CPOs directly. Only Mexican investors may exchange their CPOs for the underlying Ordinary Shares.

Dividends, Other Distributions and Rights

Holders of CPOs are entitled to receive the economic benefits corresponding to the shares underlying the CPOs, at the time that we declare and pay dividends or make distributions to stockholders, and to receive the proceeds of the sale of such shares at the termination of the CPO trust agreement. The CPO trustee will distribute cash dividends and other cash distributions received by it in respect of the shares held in the CPO trust to the holders of the CPOs in proportion to their respective holdings, in each case in the same currency in which they were received. Dividends paid with respect to shares underlying the CPOs will be distributed to the holders (including the depositary) on the business day on which Indeval receives the funds on behalf of the CPO trustee.

If our distribution consists of a dividend in shares, such shares will be held in the CPO trust and the CPO trustee will distribute to the holders of outstanding CPOs, in proportion to their holdings, additional CPOs in an aggregate number equal to the aggregate number of shares received by the CPO trustee as such dividend. If the maximum amount of CPOs that may be delivered under the CPO deed would be exceeded as a result of a dividend in shares, a new CPO deed would need to be entered into setting forth that new CPOs (including those CPOs exceeding the number of CPOs authorized under the CPO deed) may be issued. In the event that the CPO trustee receives any distribution with respect to shares held in the CPO trust other than in the form of cash or additional shares, the CPO trustee will adopt such method as it may deem legal, equitable and practicable to effect the distribution of such property.

If we offer or cause to be offered to the holders of shares the right to subscribe for additional shares, subject to applicable law, the CPO trustee will offer to each holder of CPOs the right to instruct the CPO trustee to subscribe for such holder’s proportionate share of such additional shares (subject to such holder’s providing the CPO trustee with the funds necessary to subscribe for such additional shares). Neither the CPO trustee nor we are obligated to register such rights, or the related shares, under the Securities Act. If the offering of rights is possible, under applicable law and without registration under the Securities Act or otherwise, and CPO holders provide the CPO trustee with the necessary funds, the CPO trustee will subscribe for the corresponding number of shares, which will be placed in the CPO trust, and deliver additional CPOs through Indeval in respect of such shares to the applicable CPO holders pursuant to the CPO deed or, to the extent possible, pursuant to a new CPO deed.

Changes Affecting Ordinary Shares

Upon any change in par value, split-up, consolidation or any other reclassification of the Ordinary Shares, or upon any merger or consolidation affecting us, the CPO trustee shall determine whether (1) to deliver additional CPOs to represent any securities that shall be received by the CPO trustee in exchange for, in conversion of, or in respect of, the Ordinary Shares held in the CPO trust, (2) to execute a new CPO deed for the issuance of CPOs if the maximum number of CPOs that may be delivered as a result of the change would be exceeded, or (3) to call for the surrender of outstanding CPOs, to be exchanged for new CPOs, and shall determine, in each case, any required amendments to be made to the CPO deed and the global CPO. If as a result of a repurchase of Ordinary Shares by us, any Ordinary Shares held in the CPO trust are called for repurchase, the CPO trustee will determine in accordance with the instructions of the CPO technical committee (as defined below) and in a manner deemed to be legal, equitable and practicable, the CPOs that are to be redeemed (in a number equal to the number of Ordinary Shares held in the CPO trust so called for redemption), and pay the holders of such CPOs their proportionate share of the consideration paid by us in respect thereof.

Voting of Ordinary Shares

Holders of CPOs are not entitled to exercise any voting rights, of any nature, with respect to the Ordinary Shares held in the CPO trust. Such voting rights are exercisable only by the CPO trustee, which is required by the terms of the CPO trust to vote such Ordinary Shares in the same manner as the holders of a majority of the outstanding Ordinary Shares not held in the CPO trust and voted at the relevant meeting. Because the CPO trustee must vote the Ordinary Shares held in the CPO trust in the same manner as the majority of the

Ordinary Shares outstanding that are not held in the CPO trust and that are voted at the relevant meeting, under no circumstance will the Ordinary Shares underlying CPOs be voted against any change triggering appraisal rights of the holders of Ordinary Shares and therefore such appraisal rights will not be available to holders of CPOs.

Administration of the CPO Trust

Pursuant to the terms of the CPO trust agreement, the CPO trust is administered by the CPO trustee under the direction of a technical committee, which we refer to as the CPO technical committee. The CPO technical committee consists of five members and their respective alternates. Each of the following appoints one member: the Mexican National Foreign Investment Commission (Comision Nacional de Inversiones Extranjeras), the Mexican Stock Exchange, the Mexican Association of Securities Brokerage Firms (Asociacion Mexicana de Intermediarios Bursatiles, A.C.), the common representative, currently, HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC, and the CPO trustee. Actions taken by the CPO technical committee are required to be approved by a majority of the members present at any meeting of such committee at which at least a majority of the members are present.

The duties of the common representative include, among others: (i) verifying the due execution and terms of the CPO trust agreement; (ii) verifying the existence of the Ordinary Shares being held in the CPO trust; (iii) authenticating, by its signature, the certificates evidencing the CPOs; (iv) exercising the rights of the CPO holders in connection with the payment of any dividend or distribution to which such CPO holders are entitled; (v) undertaking any other action to protect the rights, actions or remedies to which CPO holders are entitled; and (vi) calling and presiding over CPO holders’ general meetings and executing the decisions adopted therein. The common representative may request from the CPO trustee all information and data necessary for the performance of its duties. CPO holders, by a resolution adopted at a duly held CPO general meeting, may (1) revoke the appointment of the common representative and appoint a substitute common representative or (2) instruct the common representative to undertake certain actions.

Holders of CPOs representing at least 10% of the aggregate number of outstanding CPOs representing Ordinary Shares may request that the common representative call a CPO general meeting, including in such request the agenda for such meeting. Announcements of CPO general meetings will be published in the Official Gazette of the Federation (Diario Oficial de la Federacion) and in one of the newspapers with the largest distribution in the domicile of the CPO trustee (currently Mexico City), at least ten days in advance of the date scheduled for each such CPO general meeting. Announcements of CPO general meetings will include the agendas for such meetings.

In order for a holder of CPOs deposited with Indeval to be entitled to attend a CPO general meeting, such holder must request from Indeval, through an authorized depositary, a deposit receipt and must submit such receipt to the institution designated for such purpose in the notice of such meeting before the date fixed for the meeting. Persons appointed by an instrument in writing as proxy for a holder or holders of CPOs will be entitled to attend CPO general meetings.

At a CPO general meeting, each holder of CPOs is entitled to one vote per CPO owned by it. The CPO holders may vote on all matters related to the exercise of their rights under the CPOs, but may not vote the underlying shares. Resolutions adopted by the required number of CPO holders at a duly convened CPO general meeting will be binding on all CPO holders, including absent and dissident holders. A quorum at a CPO general meeting initially is constituted by holders of more than a majority of the total number of CPOs outstanding. If no quorum is initially present, any holders present at a subsequently called CPO general meeting shall constitute a quorum. CPO holders’ resolutions must be approved by an affirmative vote of 51% of the holders of CPOs present at a CPO meeting at which there is a quorum. If a CPO meeting’s agenda is related to (i) revocation or designation of the common representative, (ii) the granting of consents, waivers or grace periods to the CPO trustee or (iii) amendment of the CPO deed (Certificado de Participacion, as a Negotiable Instrument), a special quorum of holders of at least 75% of the outstanding CPOs is required and resolutions must be approved by a vote of 51% (fifty one percent) of the holders of CPOs present at the meeting, if the agenda is related to the following matters: (i) revoking and/or designation of the common representative, (ii) granting of consents, waivers or grace periods to the CPO trustee or amendments to the CPO’s deed. If the special quorum is not initially present at a meeting for such a matter, any holders present at a subsequently called CPO general meeting shall constitute a quorum.

Enforcement of Rights of CPO Holders

In accordance with the Mexican Law of Negotiable Instruments and Credit Transactions, CPO holders may, with certain limitations, individually and directly exercise certain rights with respect to CPOs. Such rights include the right to cause the CPO trustee to distribute dividends or other distributions received by it, to cause the common representative to protect the rights to which the CPO holders are entitled and to enforce such rights and to bring action against the common representative for civil liabilities in the event of willful misconduct.

Status of CPO Holders

The CPO trust agreement and the CPO deed provide that any non-Mexican investor acquiring CPOs shall be considered under the CPO trust agreement, by virtue of its acquisition of CPOs, to be a Mexican national with respect to its holdings of CPOs and shall be deemed to have agreed not to invoke the protection of its own government. If such protection is invoked, such CPO holder will forfeit his CPOs to the Mexican government.

Termination of the CPO Trust

The CPO trust agreement provides that its term shall be the maximum permitted by law. At the date of execution of the CPO trust agreement, the maximum term permitted by law was 30 years. As of the date of this prospectus such term had changed to 50 years, which term expires in 2047. The CPO trustee will commence the procedure for the termination of the CPO trust agreement 12 months prior to its expiration. At the time of such termination, the CPO trustee will proceed to sell the Ordinary Shares held in the CPO trust and distribute the proceeds of such sale to the holders of the CPOs on a pro rata basis in accordance with the number of CPOs owned by each holder. The CPO trust, with respect to Ordinary Shares, may also be terminated upon a resolution approved by the holders of a majority of the CPOs at a CPO general meeting. Notwithstanding the foregoing, the CPO trust agreement cannot be terminated if any dividends or other distributions previously received by the CPO trustee remain unpaid to the CPO holders.

Upon the expiration of the CPO trust agreement, subject to obtaining the applicable authorizations from the Mexican government, the CPO trustee and any CPO holder may execute a new trust agreement with the same terms as the CPO trust agreement. There can be no assurance that a new trust agreement will be executed. However, assuming that it is, and subject to applicable laws and regulations, the Ordinary Shares represented by the CPOs owned by any holder who executes the new trust agreement will be transferred by the CPO trustee to the new trust created pursuant to such new trust agreement and new CPOs issued under the new trust agreement will be issued by the trustee and delivered to such holder.

Fees

Under the CPO trust agreement, we will pay the fees of the CPO trustee for the administration of the CPO trust and of the common representative for acting in such capacity.

DESCRIPTION OF THE ADSs

American Depositary Shares

The Bank of New York, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent four CPOs (or a right to receive four CPOs) deposited with the principal Mexico City office of BBVA Bancomer S.A., as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System (as described below), or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are an ADS registered holder. This description assumes you are an ADSs registered holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS registered holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

Because you hold ADSs, we will not treat you as a shareholder and the CPO trustee will not treat you as a holder of CPOs. Mexican law governs shareholder rights. Mexican law and the terms of the CPO trust agreement govern the rights of CPO holders. The depositary will be the holder of the CPOs underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement, which has been filed as exhibits to the registration statement of which this prospectus is a part.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on CPOs or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of CPOs your ADSs represent.

The depositary will convert any cash dividend or other cash distribution it receives on the deposited securities into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution of cash, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert foreign currency, you may lose some or all of the value of a cash distribution.

If we distribute Ordinary Shares as a dividend or free distribution, the depositary may distribute additional ADSs representing any CPOs issued upon such a distribution. The depositary will only distribute whole ADSs. It will try to sell CPOs or request the CPO trustee to sell the shares underlying CPOs that would require it to deliver fractional ADSs and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs (or does not sell new CPOs), the outstanding ADSs will also represent the new CPOs.

If we offer holders of CPOs any rights to subscribe for additional CPOs or shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will attempt to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

The depositary will not make rights available to ADS holders in the United States unless the securities to which the rights relate are registered under the Securities Act or an exemption from the registration requirement is available.

The depositary will send to you anything we distribute on deposited securities, other than as discussed above, by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act (other than as already registered under the registration statement of which this prospectus supplement is a part). We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

The depositary will deliver ADSs if you or your broker deposits CPOs or evidence of rights to receive CPOs with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to the persons you request.

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the CPOs and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Certificated and Uncertificated ADSs

You may surrender your ADRs to the depositary for the purpose of exchanging your ADRs for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS registered holder a statement confirming that the ADS registered holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS registered holder an ADR evidencing those ADSs.

Voting Rights

As an ADS holder, you are not entitled to exercise any voting rights with respect to the Ordinary Shares or to attend our stockholders’ meetings. You will not have the right to instruct the depositary as to voting rights pertaining to the Ordinary Shares represented by the CPOs that underlie your ADSs unless we notify the depositary otherwise. The CPO trustee will exercise those voting rights as described under “Description of the CPOs — Voting of Ordinary Shares.”

If CPO holders have voting rights with respect to the CPOs, the following provisions will apply. The depositary, and not the ADS holders, will be entitled to attend CPO General Meetings. The depositary will, to the extent permitted by law, mail to all holders of ADSs a notice containing the information (or a summary thereof) included in any notice of a meeting of holders of Ordinary Shares or CPOs received by the depositary. You may instruct the depositary to vote the number of CPOs your ADSs represent at any meeting of CPO holders. The depositary will notify you of any meeting of CPO holders and arrange to deliver voting materials to you. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, to vote the number of CPOs or other deposited securities (other than Ordinary Shares) represented by your ADSs as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot ensure that you will receive voting materials or otherwise learn of an upcoming CPO holders’ meeting in time to ensure that you can instruct the depositary to vote your CPOs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to vote and there may be nothing you can do if your CPOs are not voted as you request.

Fees and Expenses

Persons depositing or withdrawing CPOs or ADS holders must pay (1) $5.00 (or less) per 100 ADSs (or portion of 100 ADSs) for the issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property and for the cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates; (2) $.02 (or less) per ADS for any cash distribution made to ADS holders; (3) a fee equivalent to the fee that would be payable if the rights had been exercised and the securities purchased had been deposited for issuance of ADSs for the distribution of proceeds of rights that are sold by the depositary; (4) in addition to the fee described in clause (2) above, $.02 (or less) per ADS per annum for depositary services; (5) registration or transfer fees for the transfer and registration of CPOs to or from the name of the depositary or its agent when you deposit or withdraw shares; (6) expenses of the depositary in converting foreign currency to U.S. dollars; (7) expenses of the depositary for cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); (8) taxes and other governmental charges the depositary or the custodian have to pay on any ADR or CPO underlying an ADR, such as, for example, stock transfer taxes, stamp duty or withholding taxes; and (9) any expenses incurred by the depositary or its custodian for servicing the CPOs or other deposited securities.

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•  Change the nominal or par value of the deposited securities
•  Reclassify, split up or consolidate any of the deposited securities

•  Distribute securities on the deposited securities that are not distributed to you
•  Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In either case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (1) advise you that the deposit agreement is terminated, (2) collect distributions on the deposited securities (3) sell rights and other property, and (4) deliver CPOs and other deposited securities upon surrender of ADSs. Two years or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement with good faith using reasonable efforts;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement unless it receives an indemnity satisfactory to it;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares or other property, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any CPOs or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the CPOs Underlying your ADSs

You have the right to surrender your ADSs and withdraw the underlying CPOs at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or the CPO trustee or Indeval has closed its transfer books; (ii) the transfer of CPOs is blocked to permit voting at a CPO holders’ meeting; or (iii) we are paying a dividend on our Ordinary Shares.

•	When you owe money to pay fees, taxes or similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of CPOs or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying CPOs. This is called a pre-release of the ADS. The depositary may also deliver CPOs upon surrender of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying CPOs are delivered to the depositary. The depositary may receive ADSs instead of CPOs to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the CPOs or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

TAXATION

The following summary contains a description of the principal U.S. federal income and Mexican federal tax consequences of the purchase, ownership and disposition of CPOs or ADSs by a holder that is a citizen or resident of the United States or a U.S. domestic corporation, or that otherwise will be subject to U.S. federal income tax on a net income basis in respect of the CPOs or ADSs, or, in the case of Mexican taxes, by a holder that is a non-resident holder (as defined below) but does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase CPOs or ADSs. In particular, the summary deals only with U.S. holders that will hold CPOs or ADSs as capital assets and does not address the tax treatment of U.S. holders that own (or are deemed to own) 10% or more of our voting shares or that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, persons that will hold CPOs or ADSs in a “straddle” for tax purposes and persons that have a “functional currency” other than the U.S. dollar.

The summary is based on the tax laws of the United States and the federal income tax laws of Mexico in effect on the date of this prospectus, including the provisions of the income tax treaty between the United States and Mexico and protocols thereto (the “Tax Treaty”). These laws are subject to change. Holders of CPOs or ADSs should consult their own tax advisers as to the U.S., Mexican or other tax consequences of the purchase, ownership and disposition of CPOs or ADSs, including, in particular, the effect of any foreign, state or local tax laws.

For purposes of this summary, the term “non-resident holder” shall mean a holder that is not a resident of Mexico and that will not hold CPOs or ADSs or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment for tax purposes in Mexico.

For purposes of Mexican taxation, a natural person is a resident of Mexico if, among other circumstances, he has established his home or in Mexico, or, if he has a home abroad, if his center of vital interests is in Mexico. His center of vital interests shall be deemed to be in Mexico if, among other things, more than 50% of his income in any calendar year is from Mexican sources or his main center of professional activity is located in Mexico. Natural persons employed by the Mexican government are deemed to be residents of Mexico even if their center of vital interests is in another country. Mexican nationals shall be presumed to be residents of Mexico unless proven otherwise. A legal entity is a resident of Mexico if it has either its principal place of business or its place of effective management in Mexico. If a non-resident has a permanent establishment in Mexico for tax purposes, all income attributable to such permanent establishment will be subject to Mexican taxes, in accordance with applicable tax laws.

In general, for U.S. federal income tax purposes, holders of ADSs or CPOs will be treated as the beneficial owners of the Ordinary Shares represented by those ADSs or CPOs.

Taxation of Dividends

Mexican Tax Considerations

Under Mexican income tax law, dividends, either in cash or in kind, paid to non-resident holders with respect to the Ordinary Shares represented by the ADSs or CPOs are not subject to any Mexican withholding or similar tax on the non-resident holder.

U.S. Tax Considerations

The gross amount of any dividends paid with respect to the Ordinary Shares represented by ADSs or CPOs generally will be includible in the gross income of a U.S. holder on the day on which the dividends are received by the CPO trustee (which will be the same date as the date of receipt by the Depositary) and will not be eligible for the dividends received deduction allowed to corporations under the Internal Revenue Code of 1986. Dividends, which will be paid in Mexican pesos, will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day they are received by the CPO trustee. U.S. holders should consult their own tax advisers regarding the treatment of foreign currency gain or loss, if any, on any Mexican pesos received that are converted into U.S. dollars on a date subsequent to receipt.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2011, with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the ADSs will be treated as qualified dividends if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company, or PFIC. The ADSs are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2006 taxable year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2007 taxable year.

Based on existing guidance, it is not entirely clear whether dividends received with respect to the Ordinary Shares will be treated as qualified dividends, because the Ordinary Shares are not themselves listed on a U.S. exchange. In addition, the U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or ordinary stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether we will be able to comply with them and therefore it is not clear whether dividends paid with respect to CPOs will be qualified dividends.

Holders of ADSs, CPOs or Ordinary Shares should consult their own tax advisers regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Dividends generally will constitute foreign source “passive income.”

Distributions to holders of additional shares with respect to their ADSs or CPOs that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

A holder of CPOs or ADSs that is a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on dividends received on CPOs or ADSs, unless such income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

Taxation of Dispositions of ADSs or CPOs

Mexican Tax Considerations

Gain on the sale or other disposition of ADSs by a non-resident holder will not be subject to Mexican tax. Deposits of CPOs in exchange for ADSs and withdrawals of CPOs in exchange for ADSs will not give rise to Mexican tax or transfer duties.

Gain on the sale of CPOs by a non-resident holder will not be subject to any Mexican tax if the transaction is carried out through the Mexican Stock Exchange or a securities market approved by the Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico). If these requirements are not met, the gain on the sale of CPOs or Ordinary Shares by a non-resident holder will be subject to a 5% Mexican withholding tax on the price obtained without any deductions allowed, if the transaction is carried out through the Mexican Stock Exchange and provided certain requirements set forth by the Mexican income tax law are complied with. Alternatively, the non-resident holder can choose to be subject to a 20% withholding rate on the gain obtained which gain should be calculated pursuant to Mexican income tax law provisions.

Gain on sales or other dispositions of CPOs or Ordinary Shares made in other circumstances generally would be subject to Mexican tax, regardless of the nationality or residence of the transferor. However, under the Tax Treaty, a holder that is eligible to claim the benefits of the Tax Treaty will be exempt from Mexican tax on gains realized on a sale or other disposition of CPOs or Ordinary Shares in a transaction that is not carried out through the Mexican Stock Exchange or such other approved securities markets, so long as the holder did not own, directly or indirectly, 25% or more of our capital stock (including ADSs) within the 12-month period preceding such sale or other disposition.

U.S. Tax Considerations

Gain or loss realized by a U.S. holder on the sale or other disposition of ADSs or CPOs will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s tax basis in the ADSs or the CPOs. Gain or loss realized by a U.S. holder on such sale, redemption or other disposition generally will be long-term capital gain or loss if, at the time of the disposition, the ADSs or the CPOs have been held for more than one year. The net amount of long-term capital gain recognized by an individual is taxed at reduced rate of tax. Deposits and withdrawals of CPOs by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

Gain, if any, realized by a U.S. holder on the sale or other disposition of CPOs or ADSs will be treated as U.S.-sourced income for U.S. foreign tax credit purposes. Consequently if a Mexican withholding tax is imposed on the sale or disposition of CPOs, a U.S. holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of these Mexican taxes. U.S. holders should consult their own tax advisers regarding the application of the foreign tax credit rules to their investment in, and disposition of CPOs.

A non-U.S. holder of CPOs or ADSs will not be subject to U.S. federal income or withholding tax on gain realized on the sale of CPOs or ADSs, unless:

•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States, or

•	in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Other Mexican Taxes

There are no Mexican inheritance, gift, succession or value added taxes applicable to the ownership, transfer or disposition of debentures, ADSs or CPOs by non-resident holders; provided, however, that gratuitous transfers of CPOs may in certain circumstances cause a Mexican federal tax to be imposed upon the recipient. There are no Mexican stamp, issue, registration or similar taxes or duties payable by non-resident holders of debentures, ADSs or CPOs.

Information Reporting and Backup Withholding

Dividend payments made to holders and proceeds paid from the sale, exchange, redemption or disposal of CPOs and ADSs may be subject to information reporting to the Internal Revenue Service. Such payments may be subject to backup withholding taxes unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not U.S. persons generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification of its non-U.S. status in connection with payments received within the United States or through a U.S.-related financial intermediary. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell securities in any of three ways: (1) through underwriters or dealers; (2) directly to one or a limited number of institutional purchasers; or (3) through agents. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with us or perform services for us in the ordinary course of business.

No securities will be publicly offered or traded in Mexico, except as permitted under Mexican law and specified in a supplement to this prospectus.

EXPENSES

The following table sets forth the estimated expenses to be paid by the registrant in connection with the filing of this registration statement:

Legal fees and expenses	U.S.$	200,000
Accounting fees and expenses		300,000

Total	U.S.$	500,000

VALIDITY OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the ADSs under New York law, and White & Case, S.C. will provide an opinion regarding the validity of the Ordinary Shares and the CPOs under Mexican law.

EXPERTS

Our financial statements and those of our consolidated subsidiaries (except for our joint venture ICA Fluor Daniel, S. de R.L. de C.V. and its subsidiaries, or ICA-Fluor), as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management’s annual report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our annual report on Form 20-F/A have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (Member of Deloitte Touche Tohmatsu) as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include explanatory paragraphs referring to (i) the nature and effect of differences between MFRS and U.S. GAAP; (ii) the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)”; (iii) the restatement of the reconciliation to U.S. GAAP for 2005 and 2004; and (iv) the translation of Mexican peso amounts into U.S. dollar amounts), (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting).

The consolidated financial statements of ICA-Fluor, S. de R.L. de C.V. (a consolidated subsidiary and not presented separately herein) as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, have been audited by Mancera, S.C. (a Member Practice of Ernst & Young Global), independent registered public accounting firm, as set forth in their report thereon, incorporated herein by reference from our annual report on Form 20-F/A. Such report is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of our equity method investment Consorcio Dragados ICA Vialpa, or Dravica, incorporated in this prospectus by reference from our annual report on Form 20-F/A have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (Member of Deloitte Touche Tohmatsu), as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to (i) the nature and effect of differences between accounting principles generally accepted in Venezuela and U.S. GAAP and (ii) the temporary suspension by the Venezuelan government of trading of foreign currencies in Venezuela. As a result, Dravica’s operations may be affected by the ability to obtain certain regulatory approvals related to foreign currencies or the availability of such currencies. As of the date of such report, Dravica did not have sufficient information to determine the possible effects of this situation on its 2005 financial statements).

The financial statements of our subsidiary Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. and subsidiaries incorporated in this prospectus by reference from our report on Form 6-K have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (Member of Deloitte Touche Tohmatsu), as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs related to (i) the reconciliation of consolidated net income and stockholders’ equity from accounting principles generally accepted in Mexico to U.S. GAAP and (ii) the translation of Mexican peso amounts into U.S. dollar amounts).

Our financial statements and the financial statements of our consolidated subsidiaries and equity method investment are incorporated in this prospectus by reference from our annual report on Form 20-F/A in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. The foregoing firms are independent registered public accounting firms.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Under Mexican law, when an officer or director of a corporation acts within the scope of his or her authority, the corporation will answer for any resulting liabilities or expenses. The board of directors of the registrant has also expressly determined that such registrant will indemnify its directors and officers against any liability they might incur in connection with the offerings hereunder.

Item 9.	Exhibits.

1	Form of Underwriting Agreement*
2.1	Form of Deposit Agreement, as amended and restated as of August 30, 2007, among Empresas ICA, S.A.B. de C.V., The Bank of New York as Depositary, and all holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to our Form F-6 filed August 20, 2007 (File No. 333-145575).
5.2	Opinion of White & Case, S.C. as to the validity of the securities
23.1	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., Member of Deloitte Touche Tohmatsu
23.2	Consent of White & Case, S.C. (included in Exhibit 5.2)
23.3	Consent of Mancera, S.C. (a Member Practice of Ernst & Young Global)
24.1	Powers of attorney (included in the signature pages of this registration statement)

*	To be filed by amendment or incorporated by reference from a subsequently furnished Form 6-K.

Item 10.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section (10)(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of a registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on September 11, 2007.

EMPRESAS ICA, S.A.B. de C.V.

By:	/s/ Jose Luis Guerrero Alvarez Name: Jose Luis Guerrero Alvarez
Title: Chief Executive Officer

By:	/s/ Alonso Quintana Kawage Name: Alonso Quintana Kawage
Title: Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alonso Quintana Kawage, and Jose Luis Guerrero Alvarez, severally and individually, and each of them (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bernardo Quintana I. Bernardo Quintana I.	Chairman	September 11, 2007

/s/ Jose Luis Guerrero Alvarez Jose Luis Guerrero Alvarez	Director and Chief Executive Officer	September 11, 2007

/s/ Sergio F. Montaño Leon Sergio F. Montaño Leon	Director and Chief Accounting Officer	September 11, 2007

/s/ Alonso Quintana Kawage Alonso Quintana Kawage	Chief Financial Officer	September 11, 2007

/s/ Emilio Carrillo Gamboa Emilio Carrillo Gamboa	Director	September 11, 2007

Signature	Title	Date

/s/ Alberto Escofet Artigas Alberto Escofet Artigas	Director	September 11, 2007

/s/ Luis Fernando Zarate Rocha Luis Fernando Zarate Rocha	Director	September 11, 2007

/s/ Jorge Aguirre Quintana Jorge Aguirre Quintana	Director	September 11, 2007

Juan Claudio Salles Manuel	Director

Esteban Malpica Fomperosa	Director

Angeles Espinoza Yglesias	Director

Elmer Franco Macias	Director

/s/ Alberto Mulas Alonso Alberto Mulas Alonso	Director	September 11, 2007

Francisco Javier Garza Zambrano	Director

/s/ Fernando Ruiz Sahagun Fernando Ruiz Sahagun	Director	September 11, 2007

/s/ Luis Rubio Friedberg Luis Rubio Friedberg	Director	September 11, 2007

/s/ Guillermo Javier Haro Belchez Guillermo Javier Haro Belchez	Director	September 11, 2007

/s/ Sergio Manuel Alcocer Martinez de Castro Sergio Manuel Alcocer Martinez de Castro	Director	September 11, 2007

Signature of Authorized Representative of Empresas ICA, S.A.B. de C.V.

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Empresas ICA, S.A.B. de C.V., has signed this registration statement or amendment thereto, as the case may be, in the City of Houston, State of Texas, on September 11, 2007.

Signature	Title

/s/ Ulises Vidal Cordoba Ulises Vidal Cordoba	Authorized Representative in the United States